Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results for Its Fiscal 2017 First Quarter

  Total revenues increased 6.3 percent to $165.8 million, primarily reflecting strong growth in the Company’s Gourmet Food and Gift Baskets business.
  EBITDA, excluding stock-based compensation expense, was a loss of $13.3 million, compared with an Adjusted* EBITDA loss of $12.0 million in the prior year period, primarily reflecting higher operating expenses and marketing investments in preparation for the key, holiday period.
  GAAP EPS loss for the quarter was $0.24 compared with a loss of $0.07 per share in the prior year period. On a comparable basis*, the prior year EPS loss was $0.22.

*Excludes a one-time net benefit primarily associated with the final settlement of the Company’s insurance claims related to the Fannie May warehouse fire that occurred on Thanksgiving Day, 2014.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--November 2, 2016--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the leading gourmet food and floral gift provider for all occasions, today reported results for its Fiscal 2017 first quarter.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “Our first quarter results reflect a continuation of the positive trends we have been seeing across our business for some time. In Gourmet Food and Gift Baskets, revenue growth accelerated, driven primarily by double digit growth in our wholesale baskets business as well as in our Cheryl’s and The Popcorn Factory brands. In addition, our Fannie May business recorded positive same store sales as well as solid ecommerce growth, reflecting the success of the initiatives we have implemented to enhance its performance.”

McCann noted that the Company’s floral business segments also continued to see positive trends during the quarter: “Our 1-800-Flowers brand continued its strong top and bottom-line growth trends, with revenues, gross margin and contribution margin all rising in what is a seasonally slow quarter. Our BloomNet wire service business also continued to drive very strong bottom line results, increasing its contribution margin to nearly 35 percent despite slightly lower revenues, which primarily reflected timing of some wholesale orders that moved from the first quarter into the second quarter.

“As we head into the important holiday season, the positive trends we are seeing across all three of our business segments, combined with the many innovative merchandising and marketing plans we have in place, position us to drive strong results for the fiscal second quarter. As such, we are poised to deliver another year of revenue and earnings growth to drive shareholder value.”

First Quarter 2017 Financial Results

For the first quarter of 2017, revenues grew 6.3 percent to $165.8 million as compared with total revenues of $156.0 million in the prior year period. Revenue growth for the quarter was driven primarily by the Company’s Gourmet Food and Gift Baskets segment, which grew 13.3 percent compared with the prior year period. The strong growth in the Gourmet Food and Gift Baskets segment, combined with 3.1 percent revenue growth in the Company’s 1-800-Flowers.com Consumer Floral segment, more than offset slightly lower revenues in the Company’s BloomNet segment.

Gross profit margin for the quarter was 43.0 percent, a decrease of 30 basis points compared with 43.3 percent in the prior year period. This primarily reflects product mix in the Company’s Gourmet Food and Gift Baskets segment. Operating expenses as a percent of total revenues was 57.0 percent, unchanged compared with the prior year period* (*adjusted to exclude integration costs). This primarily reflected the increased revenue in the period which more than offset higher labor and insurance costs as well as increased marketing spending in preparation for the upcoming holiday season.

The combination of these factors resulted in an EBITDA loss (excluding stock-based compensation expense) of $13.3 million compared with an Adjusted EBITDA loss of $12.0 million in the prior year period. The increased loss primarily reflects higher operating expenses and marketing investments in preparation for the key, holiday period.

Net loss was $15.8 million, or $0.24 per share, compared with a net loss of $4.5 million, or $0.07 per share, in the prior year period. It is important to note that the net loss attributable to 1-800-FLOWERS.COM, Inc. and EPS for the prior year period include an after-tax benefit of $9.8 million reflecting the final settlement of the Company’s insurance claims related to the Fannie May warehouse and distribution center fire that occurred on Thanksgiving Day, 2014, partially offset by costs associated with the write down of certain foreign business assets and integration costs during the quarter. On a comparable basis, net loss attributable to 1-800-FLOWERS.COM, Inc. in the prior year period was $14.3 million, or $0.22 per share.

Segment Results From Continuing Operations:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods and Gift Baskets segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter increased 13.3 percent to $69.8 million, compared with $61.6 million in the prior year period. Approximately half of the total revenue growth for the period was related to the early shipment of holiday gift basket orders at the request of some of the Company’s wholesale customers. Revenue growth for the period also benefited from double digit increases at the Company’s Cheryl’s and The Popcorn Factory brands as well as positive same store sales in its Fannie May business where initiatives to enhance the brand’s performance have begun to take hold. Gross profit margin was 41.2 percent, a decrease of 200 basis points, compared with 43.2 percent in the prior year period, primarily reflecting product mix associated with the aforementioned increase in gift basket orders shipped to wholesale customers. Contribution margin loss was $9.3 million compared with $8.5 million in the prior year period, primarily reflecting increased labor and insurance costs as well as marketing investments in preparation for the upcoming holiday season.
  Consumer Floral: Fiscal first quarter revenues in this segment increased 3.1 percent to $75.2 million, compared with $72.9 million in the prior year period. On a comparable basis, revenues increased 4.2 percent, adjusted for the lost revenues associated with the sale of the Company’s iFlorist U.K. business, which closed in October, 2015. Gross margin increased 110 basis points to 40.5 percent compared with 39.4 percent in the prior year period reflecting efficient use of promotional marketing programs as well as enhanced product mix. As a result of these factors, category contribution margin increased for the ninth consecutive quarter, up 8.4 percent to $8.2 million, compared with $7.5 million in the prior year period.
  BloomNet Wire Service: Revenues for the quarter were $21.0 million, compared with $21.5 million in the prior year period, primarily reflecting the timing of some product shipments to wholesale accounts which shifted from the first quarter into the second quarter. Gross profit margin was 56.3 percent, an increase of 170 basis points compared with 54.6 percent in the prior year period, primarily attributable to product mix. Contribution margin increased 5.3 percent to $7.3 million compared with $6.9 million in the prior year period.

Company Guidance:

The Company is reiterating its guidance for fiscal 2017 as follows:

  Consolidated revenue growth for the year in a range of 4-to-5 percent, compared with revenues of $1.17 billion reported for fiscal 2016.
  EBITDA growth in a range of 8-to-10 percent compared with Adjusted EBITDA of $85.8 million reported for fiscal 2016.
  EPS growth in a range of 5-to-10 percent compared with Adjusted EPS of $0.43 reported for fiscal 2016.
  Free Cash Flow for the year of approximately $40 million compared with $24 million in fiscal 2016.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. *Adjusted EBITDA excludes one-time acquisition and integration related costs incurred in the prior year period. Comparable EPS excludes the after-tax benefit of $9.8 million reflecting the final settlement of the Company’s insurance claims related to the Fannie May warehouse and distribution center fire that occurred on Thanksgiving Day 2014 partially offset by costs associated with the write down of certain foreign business assets and integration costs during the quarter. The Company presents EBITDA, Comparable EPS and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For the past 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. The company’s Celebrations suite of services including Celebrations Passport Free Shipping Program, Celebrations Rewards and Celebrations Reminders, are all designed to engage with customers and deepen relationships as a one-stop destination for all celebratory and gifting occasions. In 2016, 1-800-Flowers.com was awarded Silver Stevie “e-Commerce Customer Service” Award, recognizing the company’s innovative use of online technologies and social media to service the needs of customers. In addition, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailer’s Top 300 B2B e-commerce companies and was also recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-Flowers.com was named a winner of the “Best Companies to Work for in New York State” Award by The New York Society for Human Resource Management (NYS-SHRM). The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably.

The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200) or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, but are not limited to, statements regarding the Company’s expectations for: enhanced performance in its Fannie May business; its ability to continue to generate solid top and bottom-line growth in its 1-800-Flowers.com Consumer Floral business; its ability to generate strong revenue growth in its Cheryl’s, Harry & David, The Popcorn Factory and 1800Baskets businesses; its ability to continue to grow bottom-line contribution in its 1-800-Flowers and BloomNet businesses; its ability to leverage its consolidated customer database and new multi-brand website to attract and retain customers and help grow revenues; its ability to achieve its guidance for consolidated revenue growth for the full year in a range of 4-to-5 percent; its ability to achieve EBITDA growth in a range of 8-to-10 percent and EPS in a range of 5-to-10 percent; its ability to generate Free Cash Flow for the year of approximately $40 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call

The Company will conduct a conference call to discuss the above details and attached financial results today, Wednesday, November 2, 2016, at 11:00 a.m. (ET). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. ET on the day of the call through November 9, 2016 at: 1-877-344-7529 or 1-412-317-0088 (international) or 1-855-669-9658 (Canada); Conference ID: 10095323.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	October 2, 2016 (unaudited)	July 3, 2016

Assets
Current assets:
Cash and cash equivalents	$6,755	$27,826
Trade receivables, net	42,821	19,123
Inventories	191,382	103,328
Prepaid and other	27,852	16,382
Total current assets	268,810	166,659

Property, plant and equipment, net	168,186	171,362
Goodwill	77,667	77,667
Other intangibles, net	78,709	79,000
Other assets	9,291	8,253
Total assets	$602,663	$502,941

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$32,448	$35,201
Accrued expenses	63,301	66,066
Current maturities of long-term debt	146,375	19,594
Total current liabilities	242,124	120,861

Long-term debt	89,425	94,396
Deferred tax liabilities	34,814	35,517
Other liabilities	10,578	9,581
Total liabilities	376,941	260,355
Total equity	225,722	242,586
Total liabilities and equity	$602,663	$502,941

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended
	October 2, 2016	September 27, 2015
Net revenues:
E-commerce (combined online and telephonic)	$107,084	$104,697
Other	58,745	51,344
Total net revenues	165,829	156,041
Cost of revenues	94,442	88,532
Gross profit	71,387	67,509
Operating expenses:
Marketing and sales	55,078	52,526
Technology and development	9,488	9,311
General and administrative	21,933	19,971
Depreciation and amortization	7,997	7,972
Total operating expenses	94,496	89,780
Operating loss	(23,109)	(22,271)
Interest expense, net	1,451	1,891
Other income, net	(150)	(15,538)
Loss before income taxes	(24,410)	(8,624)
Income tax benefit	(8,639)	(3,188)
Net loss	(15,771)	(5,436)
Less: Net loss attributable to noncontrolling interest	-	(952)
Net loss attributable to 1-800-FLOWERS.COM, Inc.	$(15,771)	$(4,484)

Basic and diluted net loss per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.24)	$(0.07)

Basic and diluted weighted average shares used in the calculation of net loss per common share	65,081	64,825

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Years ended
	October 2, 2016	September 27, 2015

Operating activities:
Net loss	($15,771)	($5,436)
Reconciliation of net loss to net cash used in operating activities, net of acquisitions/dispositions:
Depreciation and amortization	7,997	7,972
Amortization of deferred financing costs	374	414
Deferred income taxes	(703)	(740)
Foreign equity method investment impairment	-	1,728
Impairment of iFlorist	-	1,879
Fire related gain	-	(19,611)
Bad debt expense	188	454
Stock-based compensation	1,774	1,518
Other non-cash items	264	181
Changes in operating items:
Trade receivables	(23,886)	(13,152)
Insurance receivable	-	(449)
Inventories	(88,054)	(94,756)
Prepaid and other	(11,470)	(4,861)
Accounts payable and accrued expenses	(5,518)	(15,342)
Other assets	-	(75)
Other liabilities	(37)	45
Net cash used in operating activities	(134,842)	(140,231)

Investing activities:
Capital expenditures, net of non-cash expenditures	(4,703)	(6,224)
Net cash used in investing activities	(4,703)	(6,224)

Financing activities:
Acquisition of treasury stock	(2,964)	(4,717)
Proceeds from exercise of employee stock options	1	1
Proceeds from bank borrowings	125,000	141,903
Repayment of bank borrowings	(3,563)	(16,685)
Net cash (used in) provided by financing activities	118,474	120,502

Net change in cash and cash equivalents	(21,071)	(25,953)
Cash and cash equivalents:
Beginning of year	27,826	27,940
End of year	$6,755	$1,987

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information
(in thousands)
(unaudited)

	Three Months Ended
	October 2, 2016	September 27, 2015	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$75,215	$72,948	3.1%
BloomNet Wire Service	20,964	21,549	-2.7%
Gourmet Food & Gift Baskets	69,814	61,592	13.3%
Corporate	263	257	2.3%
Intercompany eliminations	(427)	(305)	40.0%
Total net revenues	$165,829	$156,041	6.3%

Gross profit:
1-800-Flowers.com Consumer Floral	$30,499	$28,769	6.0%
	40.5%	39.4%

BloomNet Wire Service	11,794	11,766	0.2%
	56.3%	54.6%

Gourmet Food & Gift Baskets	28,751	26,632	8.0%
	41.2%	43.2%

Corporate (a)	343	342	0.3%
	130.4%	133.1%

Total gross profit	$71,387	$67,509	5.7%
	43.0%	43.3%

	Three Months Ended
EBITDA, excluding stock- based compensation	October 2, 2016	Reported September 27, 2015	Integration Costs	Adjusted September 27, 2015	As Adjusted % Change

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$8,181	$7,549	$-	$7,549	8.4%
BloomNet Wire Service	7,279	6,915	-	6,915	5.3%
Gourmet Food & Gift Baskets	(9,304)	(8,494)	-	(8,494)	-9.5%
Category Contribution Margin Subtotal	6,156	5,970	-	5,970	3.1%
Corporate (a)	(21,268)	(20,269)	828	(19,441)	-9.4%

EBITDA	$(15,112)	$(14,299)	$828	$(13,471)	-12.2%

Add: Stock-based compensation	1,774	1,518	-	1,518	-16.9%

EBITDA, excluding stock-based compensation	$(13,338)	$(12,781)	$828	$(11,953)	-11.6%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands)
(unaudited)

Reconciliation of GAAP net loss to Adjusted loss attributable to 1-800-FLOWERS.COM, Inc.:
	Three Months Ended
	October 2, 2016	September 27, 2015

GAAP net loss	$(15,771)	$(5,436)
Less: Net loss attributable to noncontrolling interest	-	(952)
Loss attributable to 1-800-FLOWERS.COM, Inc.	(15,771)	(4,484)
Adjustments to reconcile loss attributable to 1-800-FLOWERS.COM, Inc. to Adjusted loss attributable to 1-800-FLOWERS.COM, Inc.
Add back: Loss on sale/impairment of iFlorist	-	1,879
Add back: Impairment of foreign equity method investment	-	1,728
Add back: Harry & David integration costs	-	828
Deduct: Gain from insurance recovery on warehouse fire	-	(19,611)
Deduct income tax effect of adjustments	-	5,352
Adjusted loss attributable to 1-800-FLOWERS.COM, Inc.	$(15,771)	$(14,308)

GAAP loss per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic and diluted	$(0.24)	$(0.07)

Adjusted loss per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic and diluted	$(0.24)	$(0.22)

Weighted average shares used in the calculation of GAAP loss and Adjusted loss per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic and diluted	65,081	64,825

Reconciliation of GAAP net loss attributable to 1-800-Flowers.com, Inc. to Adjusted EBITDA, excluding stock-based compensation(b):
	Three Months Ended
	October 2, 2016	September 27, 2015

Loss attributable to 1-800-FLOWERS.COM, Inc.	$(15,771)	$(4,484)
Add:
Interest expense, net	1,301	2,357
Depreciation and amortization	7,997	7,972
Loss on sale/impairment of iFlorist	-	1,879
Impairment of foreign equity method investment	-	1,728
Less:
Net loss attributable to noncontrolling interest	-	952
Income tax benefit	8,639	3,188
Gain from insurance recovery on warehouse fire	-	19,611
EBITDA	(15,112)	(14,299)
Add: Integration costs	-	828
Adjusted EBITDA	(15,112)	(13,471)
Add: Stock-based compensation	1,774	1,518
Adjusted EBITDA, excluding stock-based compensation	$(13,338)	$(11,953)

(a)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(b)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges or gains. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may ave to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
For 1-800-FLOWERS.COM, Inc.
Investors
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com